Exhibit 99 (d)(1) (Item 27(d)(1)) – Form of Certificate of Assumption

Equitable Contract Number: [_______]

Venerable Contract Number: [_______]

Contract owner: [________]

VENERABLE INSURANCE AND ANNUITY COMPANY

CONTRACT ENDORSEMENT

The variable annuity contract (“Contract”) issued to you by Equitable Financial Life Insurance Company (formerly known as Axa Equitable Life Insurance Company and before that Equitable Life Assurance Society of the United States) (referred to hereinafter as “Equitable”) is changed to add the following:

CERTIFICATE OF ASSUMPTION

THIS CERTIFICATE OF ASSUMPTION confirms that all rights, duties, obligations, and liabilities set out in your Contract and in any attached riders and endorsements have been transferred to and assumed by Venerable Insurance and Annuity Company (referred to hereinafter as “Venerable”).

All the terms and conditions of your Contract and any attached riders and endorsements remain the same, except that all references to Equitable are changed to Venerable.

All premiums, notices, claims, actions, or communications under your Contract and any attached riders and endorsements must be made and sent directly to Venerable at the following address:

Venerable Insurance and Annuity Company

[Customer Service

P.O. Box 9271

Des Moines, Iowa 50306-9271]

Our Customer Service can also be reached by calling [1-800-366-0066].

The Principal Executive Offices of Venerable are located at:

699 Walnut Street, Suite 1350

Des Moines, Iowa 50309-3942

This Certificate of Assumption forms a part of and is to be attached to your Contract.

IN WITNESS WHEREOF, Venerable Insurance and Annuity Company has caused this Endorsement and Certificate of Assumption to be effective as of [Date].

PLEASE ATTACH THIS ENDORSEMENT AND CERTIFICATE OF ASSUMPTION TO YOUR CONTRACT

VENERABLE INSURANCE AND ANNUITY COMPANY

[Insert the signature of the Signing Officer]

[Insert Name and Title of Signing Officer]

[Insert Form Number]